Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-224978) pertaining to the 2018 Stock Option and Incentive Plan of Repligen Corporation, and
(2)	Registration Statement (Form S-8 No. 333-196456) pertaining to the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan;

of our report with respect to the consolidated financial statements of Repligen Corporation dated February 22, 2024 (except for the effects of the restatement disclosed in Note 1, as to which the date is November 18, 2024) and our report with respect to the effectiveness of internal control over financial reporting of Repligen Corporation dated February 22, 2024 (except for the effect of the material weakness in controls related to the revenue recognition process described in the second and fourth paragraphs, as to which the date is November 18, 2024) included in this Form 10-K/A of Repligen Corporation for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 18, 2024